FUND ADMINISTRATION SERVICING AGREEMENT

THIS FUND ADMINISTRATION SERVICING AGREEMENT (the “Agreement”) is made and entered into as of May 23, 2023 by and between Strategic Trust, a Delaware statutory trust (the “Trust”) and Strategic Services LLC, a Delaware limited liability company (“Strategic Services”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each series representing interest in a separate portfolio of securities and other assets;

WHEREAS, the Trust desires to retain Strategic Services to provide fund administration services to the series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each, a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Appointment of Strategic Services as Administrator

The Trust hereby appoints Strategic Services as fund administrator of the Trust on the terms and conditions set forth in this Agreement, and Strategic Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Strategic Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Strategic Services hereunder. The Trust hereby authorizes Strategic Services to, in Strategic Services’s sole discretion, engage a sub-contractor to provide the services described herein (the “Sub-Administrator”); provided that Strategic Services shall remain responsible for the actions and omissions of the Sub-Administrator to the same extent as if Strategic Services had taken such actions or made such omissions. The initial Sub-Administrator shall be U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services.

2.Services and Duties of Strategic Services

Strategic Services shall provide or require the Sub-Administrator to provide the following fund administration services to each Fund:

A.    General Fund Management:

(1)Act as liaison among Trust service providers, including but not exclusive to Funds’ investment adviser(s), investment sub-adviser(s), authorized participants, external legal counsel, independent audit firms and external compliance consultants.

(2)Assist the Trust in negotiating agreements with services providers, including, but not necessarily limited to, a sub-administrator, fund accountant, transfer agent and custodian.

(3)Provide general oversight of the Trust’s service providers, including a sub-administrator, fund accountant, transfer agent and custodian, and ensure execution and timely delivery of all requirements by each service provider.

(4)Provide officers for the Trust, including a President, a Secretary, a Treasurer, a Chief Compliance Officer, and, at the discretion of the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”), a Chairman of the Board (Chairman), one or more Vice Presidents (including a Senior Vice President), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the Trust’s Amended and Restated Declaration of Trust.

(5)Supply:

a.Office facilities (which may be in Strategic Services’, Sub-Administrator’s, or one of their affiliate’s, own offices).

b.Non-investment-related statistical and research data as requested.

(6)Coordinate the Trustees communications, such as:

a.Prepare meeting agendas and resolutions, with the assistance of Trust counsel and Fund investment adviser counsel.
b.Prepare reports for the Board of Trustees based on financial and administrative data.
c.Assist with the selection of the independent auditor.
d.Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declarations of dividends and other distributions to shareholders.
g.Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.

(7)Audits:

a.For each annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditor, and facilitate the audit process.
b.For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.For all audits, provide office facilities, as needed.

(8)Assist with overall operations of the Trust.

(9)Pay Trust and Fund expenses upon written authorization from the Trust.

(10)Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Strategic Services by the Trust or its representatives for safe keeping.

B.    Compliance:

(1)Regulatory Compliance:

a.Monitor compliance with the 1940 Act requirements, including:
(i)Asset and diversification tests.
(ii)Total return and SEC yield calculations.
(iii)Maintenance of books and records under Rule 31a-3.
(iv)Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.Administer the Trust’s compliance program, with respect to the Funds, including:
(i)Initial drafting of Trust compliance policies and procedures.
(ii)Initial and ongoing testing of Trust compliance policies and procedures.
(iii)Annual Rule 38a-1 review and report of findings.
(iv)Service provider oversight and periodic due diligence to ensure adequate service levels and compliance procedures.
(v)Annual due diligence visits of Trust service providers and each Fund’s investment adviser.
(vi)Preparing quarterly and annual reports to the Board of Trustees and attend meetings of the Board of Trustees.
(vii)Incorporating any new or amended regulations into the Trust compliance policies and procedures as needed.

c.Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC (“Registration Statement”).

d.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Strategic Services’s compliance program as it relates to the Trust, provided the same shall not be deemed to change Strategic Services’s standard of care as set forth herein.

e.Make available and individual to serve as the Trust’s Chief Compliance Officer, who shall be competent and knowledgeable regarding establishing and maintaining compliance policies and procedures of registered investment companies such as the Funds (including, without limitation, possessing an understanding of Rule 38a-1, securities laws and regulations; experience drafting and updating compliance policies and procedures; and oversight of registered investment company service providers to serve as the Trust’s Chief Compliance Officer within the meaning of Rule 38a-1 (such individual being referred to herein as the “Chief Compliance Officer”). The Chief Compliance Officer shall report to such individuals as may be designated from time to time by the Trust.

f.Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update the Trust periodically.

g.Monitor compliance with regulatory exemptive relief (as applicable) for the Funds.

h.Review ASC 820 designations for each security for inclusion in financial statements.

i.Assist with the preparation and review of initial and annual “15(c) materials.”

j.Coordinate and serve as point contact for SEC exam of the Trust.

k.Provide Trust AML program and serve as AML Officer of the Trust.

(2)SEC Registration and Reporting:

a.Coordinate, with assistance from Trust counsel in annual update of the Registration Statement for each Fund.
b.Prepare and file annual and semiannual shareholder reports, Form N-SAR (or Form N-CEN as applicable), Form N-CSR, Form N-Q (or Form N-PORT as applicable) filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Coordinate, with assistance from Trust counsel preparation of proxy statements and information statements, as requested by the Trust on behalf of a Fund or Funds.
g.Coordinate, with assistance from Trust counsel, applications for exemptive relief, when applicable.

(3)IRS Compliance:

a.Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)Diversification requirements.
(ii)Qualifying income requirements.
(iii)Distribution requirements.

b.Calculate required annual excise distribution amounts for the review and approval of Fund management (“Management”) and/or the Trust’s independent auditor.

C.     Financial Reporting:

(1)Provide the Trust’s Chief Financial Officer/Principal Financial Officer/Treasurer, who is competent and knowledgeable regarding the management and internal controls of listed registered open-end funds (including, without limitation, possessing an understanding of GAAP, financial statements and regulated investment company tax accounting; experience preparing, analyzing or evaluating financial statements of a breadth and level of accounting complexity generally comparable to that expected to be present in the Trust’s financial statements; and an understanding of internal control over financial reporting).

(2)Provide financial data required by the Registration Statement for each Fund.

(3)Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(4)Supervise the Trust’s custodian and fund accountants in the maintenance of each Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value, and the declaration and payment of dividends and other distributions to shareholders.

(5)Compute the yield, total return, expense ratio, unitary fee and portfolio turnover rate of each Fund.

(6)Monitor expense accruals and make adjustments as necessary; notify Management of adjustments expected to materially affect a Fund’s expense ratio.

(7)Prepare financial statements for each Fund, which include, without limitation, the following items:

a.Schedule of Investments.
b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.

(8)Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

(9)Review ASC 820 designations for each security for inclusion in financial statements.

(10)Represent the Trust as Principal Financial/Treasurer at SEC examinations as required.

D.	Tax Reporting:

(1)Prepare for the review of the independent auditor and/or Management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Strategic Services will prepare annual federal and state income tax return filings for each Fund as authorized by and based on the instructions received by Management and/or its independent auditor. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)Provide Management and the Trust’s independent auditor with tax reporting information pertaining to each Fund and available to Strategic Services as required in a timely manner.

(3)Prepare Fund financial statement tax footnote disclosures for the review and approval of Management and/or the Trust’s independent auditor.

(4)Prepare and file on behalf of Management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.

(5)Monitor wash sale losses.

(6)Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

3.	License of Data; Warranty; Termination of Rights

A.Strategic Services hereby informs the Trust that the Sub-Administrator has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”); and the related index data services being provided to the Trust by Strategic Services or the Sub-Administrator (collectively, the “Data”) are being sublicensed, not sold, to the Trust. The Trust hereby acknowledges and agrees with the provisions set forth on Exhibit B hereto. The provisions in Exhibit B shall not have any effect upon the standard of care and liability Strategic Services has set forth in Section 6 of this Agreement.

B.The Trust shall indemnify and hold harmless Strategic Services, the Sub-Administrator, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or a Fund’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Strategic Services as set forth in Section 6 of this Agreement.

C.Strategic Services hereby informs the Trust that the Sub-Administrator has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included herein.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).

4.	Compensation

Strategic Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time by written consent of both parties to this Agreement). Strategic Services shall also be reimbursed for such reasonable and documented miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by Strategic Services or the Sub-Administrator in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Strategic Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Strategic Services shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.The Trust hereby represents and warrants to Strategic Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)This Agreement has been duly authorized, executed and delivered by the Trust, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.Strategic Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)This Agreement has been duly authorized, executed and delivered by Strategic Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Strategic Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.Strategic Services shall use commercially reasonable efforts and exercise reasonable care in the performance of its duties under this Agreement. Strategic Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with its duties under this Agreement, except a loss arising out of or relating to Strategic Services’s refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or material breach of this Agreement. Notwithstanding any other provision of this Agreement, if Strategic Services has used commercially reasonable efforts and exercised reasonable care in the performance of its duties under this Agreement, each Fund shall indemnify and hold harmless Strategic Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Strategic Services may sustain or incur or that may be asserted against Strategic Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Strategic Services by any duly authorized officer of the Trust or a Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Strategic Services’s refusal or failure to comply with the terms of this Agreement or material breach of this Agreement or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. Strategic Services shall endeavor to provide the Trust such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Strategic Services seeks indemnity from the Trust, provided that the Trust’s (or a Fund’s) continuing obligations to indemnify Strategic Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Strategic Services’s provision of services pursuant to this Agreement. This indemnity shall be a continuing obligation of the Trust (and the Funds), its successors and assigns, notwithstanding the termination of this Agreement; provided that the Trust’s (or a Fund’s) continuing obligations to indemnify Strategic Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Strategic Services’s provision of services pursuant to this Agreement. As used in this paragraph, the term “Strategic Services” shall include Strategic Services’s members, officers and employees.

Strategic Services may obtain the advice of competent external counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, notwithstanding any advice to the contrary, any action taken by Strategic Services must be consistent with Strategic Services’s rights and responsibilities under this Agreement.

Strategic Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Strategic Services as a result of Strategic Services’s refusal or failure to comply with the terms of this Agreement, material breach of this Agreement, or from Strategic Services’s bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Strategic Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, which may include acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Strategic Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Strategic Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Strategic Services. Strategic Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Strategic Services’s premises and operating capabilities at any time during regular business hours of Strategic Services, upon reasonable notice to Strategic Services. Moreover, Strategic Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent auditor on the internal controls and procedures of Strategic Services relating to the services provided by Strategic Services under this Agreement.

Notwithstanding the above, Strategic Services reserves the right to reprocess and correct non-material administrative errors at its own expense; provided that Strategic Services shall provide advance written notice to the Trust detailing the action it intends to take prior to taking such action. For material administrative errors, Strategic Services reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Trust and in such manner as agreed to by the Trust.

B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If Strategic Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Strategic Services of any of its obligations in such other capacity.

E.In conjunction with the tax services provided to the Trust by Strategic Services hereunder, Strategic Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Strategic Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Strategic Services’s administrative capacity. Strategic Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Strategic Services, and any supporting documents thereto, in connection with the tax reporting services provided with respect to each Fund by Strategic Services. Strategic Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Strategic Services to the Trust or a Fund. The tax information provided by Strategic Services shall be pertinent to the data and information made available to Strategic Services, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Strategic Services and the Sub-Administrator the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

Strategic Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance or delegation of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Strategic Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Strategic Services shall promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Strategic Services or any of its employees, agents or representatives, and information that was already in the possession of Strategic Services prior to receipt thereof from the Trust, or its agent, shall not be subject to this paragraph.

Further, Strategic Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Strategic Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

Strategic Services shall require the Sub-Administrator to be bound by confidentiality provisions that are substantially similar to those set forth in this Section 8 (Proprietary and Confidential Information).

9.	Records

Strategic Services shall keep, and shall require the Sub-Administrator to keep, records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Strategic Services agrees that all such records prepared or maintained by or on behalf of Strategic Services relating to the services to be performed by Strategic Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10.	Compliance with Laws

The Trust retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. Strategic Services’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years. However, this Agreement may be terminated at the end of the initial term by either party upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Strategic Services and the Trust, and authorized or approved by the Board of Trustees.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the two (2) year term, the Trust agrees to pay the following fees:

a.all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.all fees associated with converting services to successor service provider;

c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.all reasonable and documented miscellaneous costs associated with a.-c. above

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Strategic Services’s duties or responsibilities hereunder is designated by the Trust by written notice to Strategic Services, Strategic Services will promptly, upon such termination and at the expense of the Trust (which shall include only reasonable and documented miscellaneous expenses), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Strategic Services (or the Sub-Administrator) under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Strategic Services or the Sub-Administrator has maintained the same, the Trust shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Strategic Services’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Strategic Services, or by Strategic Services without the written consent of the Trust.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Strategic Services or the Sub-Administrator from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Strategic Services, the Sub-Administrator, or their respective members, officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. The Trust acknowledges that Strategic Services and Sub-Administrator attorneys (including any in-house attorneys) exclusively represent Strategic Services or Sub-Administrator, respectively, and each relies on outside counsel retained by the Trust to review all services provided by attorneys engaged by Strategic Services and Sub-Administrator (including any in-house attorneys) and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between attorneys engaged by Strategic Services or Sub-Administrator (including any in-house attorneys) and the Trust, any information provided to Strategic Services or Sub-Administrator attorneys (including any in-house attorneys) may not be privileged and may be subject to compulsory disclosure under certain circumstances. Strategic Services represents that it will maintain (and require the Sub-Administrator to maintain) the confidentiality of information disclosed to attorneys engaged by Strategic Services or Sub-Administrator (including any in-house attorneys) on a best efforts basis.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party:

Notice to Strategic Services shall be sent to:

Strategic Services LLC
7887 East Belleview Ave., Suite 1100
Denver, Colorado 80111
Attn: Chief Executive Officer

and notice to the Trust shall be sent to:

Strategic Trust
7887 East Belleview Ave., Suite 1100
Denver, Colorado 80111
Attn: President

21.	Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Limited Recourse

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

STRATEGIC TRUST		STRATEGIC SERVICES LLC

By:	/s/ Conrad Sick	By:	/s/ Kevin Kelly

Name:	Conrad Sick	Name:	Kevin Kelly

Title:	Secretary	Title:	President

Date:	May 23, 2023	Date:	May 23, 2023

Exhibit A to the Fund Administration Servicing Agreement

Separate Series of Strategic Trust

Name of Series

Running Oak Efficient Growth ETF

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•The Trust represents that it will use the Data solely for internal purposes and use in the normal conduct of its business and will not redistribute the Data in any form or manner to any third party, except its advisers, agents and consultants.

•The Trust represents that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•The Trust represents that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•Except as expressly permitted hereby, the Trust represents that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•The Trust is obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•The Trust acknowledges that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

•The Trust acknowledges that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Strategic Services’s right to receive and/or use the Data.

•The Trust acknowledges that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Sub-Administrator, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. STRATEGIC SERVICES, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). STRATEGIC SERVICES, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL STRATEGIC SERVICES, SUB-ADMINISTRATOR, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF SUB-ADMINISTRATOR, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C (Fee Schedule) to the Fund Administration Servicing Agreement